UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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May 11, 2022

Dear Fellow Stockholders:

On April 13, 2022, Premier Bancorp, Inc. (“Pacific Premier”) released its 2022 Proxy Statement (the “Proxy Statement”) in anticipation of its upcoming Annual Meeting of Stockholders, which will be held on Monday, May 23, 2022, at 9:00 a.m. Pacific Time at Pacific Premier’s offices located at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614. In the ensuing days, the organization has received comments and follow-up questions regarding our Proposal No. 2, which seeks the approval of our Amended and Restated 2022 Long-Term Incentive Plan (the “Plan”). The purpose of this letter is to reiterate some of the key reasons why our Board of Directors believes that Proposal No. 2 is in the best interests of Pacific Premier and its stockholders.

•	The Plan is appropriate given our growth and the expanded participation in our equity incentive plan. We have experienced significant growth since 2017, which was the last time we sought stockholder approval for an increase in shares available for equity incentive awards. As part of our commitment to retain top talent and align interests with those of our stockholders, we have dramatically increased staff participation in our equity incentive plan. For 2021, we expanded both the breadth of employees receiving equity awards and the percentage of total compensation in the form of equity, thus deepening our organization's alignment with stockholder interest with a 60% increase of shares awarded to key staff members for the second consecutive year. Our Board believes that having sufficient shares available under the Plan is critical to aligning our employees’ interests with those of our stockholders and to reinforce our position as one of the fastest growing and consistently among the most profitable regional banks.

•	The Plan’s size will facilitate approximately three (3) years’ worth of grants. As described above, we have issued more equity awards in recent years as a result of our significant growth, and we expect this trend to continue going forward. The Compensation Committee expects that 2,000,000 additional shares are appropriate at this time to allow us to grant awards for approximately the next three years, taking into account our recent and anticipated growth and expansion.

•	The Heritage Oaks Bancorp 2015 Equity-Based Compensation Plan (the “2015 Plan”) is being terminated effective May 23, 2022. We have not made any awards pursuant to the 2015 Plan following our acquisition of Heritage Oaks Bancorp, Inc. in 2017. No equity awards will be made pursuant to the 2015 Plan prior to, or following, its termination on May 23, 2022. The 657,167 shares remaining available for awards under the 2015 Plan should not be taken into account when considering the potential dilution of additional shares under the Plan.

For these and other important reasons discussed in the Proxy Statement, we recommend you vote FOR Proposal 2 to approve our Amended and Restated 2022 Long-Term Incentive Plan.

Thank you for your consideration of our recommendation. You can find additional discussion about the Plan and Proposal No. 2 in our Proxy Statement. Our Proxy Statement is available at www.proxyvote.com and from our corporate website at www.ppbi.com.

On behalf of the Board of Directors and all of our employees, we thank you for your continued support.

Best regards,

Steven R. Gardner

Chairman, President and Chief Executive Officer